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                                                                    EXHIBIT 23.1




                   CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the: (i) Registration Statement on Form S-4 (No. 333-57891) and related Prospectus of Crescent Operating, Inc. (the "Company"); (ii) Registration Statement on Form S-8 (No. 333-29069) related to the Company's Stock Incentive Plan; and (iii) Registration Statement on Form S-8 (No. 333-43291) related to the Company's Management Stock Incentive Plan of our reports (a) dated March 22, 2000, with respect to the consolidated financial statements of Crescent Operating, Inc. and (b) dated March 2, 1998, with respect to the combined financial statements of Carter-Crowley Asset Group, both of which are included in this Annual Report on Form 10-K for the year ended December 31, 1999.

                                       /s/ Ernst & Young LLP

Dallas, Texas
March 28, 2000